Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of MKDWELL Tech Inc. on Form F-4 of our report dated May 2, 2024, which includes an explanatory paragraph as to the MKDWELL Tech Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of MKDWELL Tech Inc. as of December 31, 2023 and for the period from July 25, 2023 (inception) through December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

May 28, 2024